Exhibit 10.14

OFFICER POLICY

Transition

SCOPE:
The firm will support the transition efforts of departing Officers when business conditions, changes in the firm's strategy, Officer performance, and other factors (other than misconduct) cause the firm to terminate an Officer's employment.
GENERAL POLICY STATEMENT:
Transition support may include one or more of the following as appropriate:

• A reasonable period of continued employment with reduced work requirements during which time the Officer can pursue other employment/business opportunities
• Written and personal referrals by other partners when requested
• Continued participation in normal Officer activities during the transition period

Transition Period Guidelines
Officers with fewer than eight years of tenure as an Officer may receive four months of transition time to seek other employment. One additional month for each year as an Officer may be added to the transition period, not to exceed 11 months of total transition time.

Officers with eight or more years of tenure as an Officer may receive up to 12 months of transition time to seek other employment.

Payment(s) During Transition
During the transition period, the Officer's compensation will be equal to his/her base salary in effect at the date of notification, unless otherwise determined by the CPO. Compensation will be paid monthly on the regular payroll date of each calendar month, beginning in the first full calendar month of the transition period. Each payment made pursuant to this policy shall be considered a separate payment within the meaning of Treasury Reg. § 1.409A-2(b)(2)(iii).

Client and Administrative Obligations
During the transition period, the Officer is expected to complete/transfer all current and ongoing client responsibilities and or administrative duties during such time frame as designated by a supervising Officer. The Officer is not required to initiate new client assignments/duties. Officers will be expected to be available to work as directed by a designated supervising Officer but may not be required to perform any services during the transition period. If service level is expected to drop to 20% or less of the Officer’s prior service level, separation from service will be deemed to occur for purposes of compliance with IRS Section 409A.

During the transition period, the Officer is expected to actively pursue other employment/business opportunities. However, employment with the firm will cease when the Officer becomes an employee of another organization and/or engages in any business development activities in competition with the firm.

Bonus Payment

Exhibit 10.14

OFFICER POLICY

Bonus eligibility will end on the day the transition period begins. At the sole discretion of the firm, upon recommendation of management, and with the approval of the Compensation Committee of the Board of Directors, a bonus payment for the portion of the fiscal year prior to the beginning of the transition period may be made to a departing Officer based on performance and in consideration of successful discharge/transfer of Officer-related responsibilities. (Refer to the Bonus Awards for Departing Officers policy.) Departing Officers who qualify for bonuses during any fiscal year will receive bonus payments when that fiscal year's bonuses are paid to active Officers. Bonus payments may be made entirely in cash and will not include an equity component unless approved by the requisite leadership.

Outplacement
Reasonable outplacement assistance may be provided up to a maximum cost of $30,000 with the approval of the Chief Personnel Officer.

Officer Perquisites
Approved Officer perquisites (e.g., financial counseling, will and estate planning, club dues) will be continued for costs incurred up to 60 days prior to departure. Officers who are transitioning from the firm will not be eligible to expense initiation fees or monthly dues that are associated with membership to club that was joined during the transition period.

Retirement Plans
In accordance with ECAP terms and provisions, the Officer will remain eligible for normal ECAP contributions and vesting during the transition period. All contributions and vesting will cease upon the Officer’s termination date.

Other Benefits
Medical insurance, life insurance, and other benefits will continue according to the terms and provisions of the firm's insurance contracts until the date of departure. Upon departure, the Officer may elect conversion or COBRA continuation options, if applicable.

Matters related to equity in Booz Allen Hamilton Holding Corporation from terminated Officers shall be under the authority of the Compensation Committee of the Board of Directors of Booz Allen Hamilton Holding Corporation, and shall be governed generally by the Amended and Restated Stockholders Agreement, applicable Stock Option Agreements and Restricted Stock Agreements, Amended and Restated Equity Incentive Plan (EIP), Rollover Stock Option Agreement, and Officers’ Rollover Stock Plan, as applicable.

Other Payments
Any payments and/or reimbursements in addition to those established by these guidelines must be approved by the CEO and Chief Personnel Officer.

Cost Allocation
Costs associated with the continuation of work, fringe, and transition benefits are paid by the Officer's business unit. With CEO approval, the points of an Officer in transition status will be carried by Corporate.

Release of Claims

Exhibit 10.14

OFFICER POLICY

Transition payments and benefits shall be contingent upon the Officer’s execution and non-revocation of a release of claims in the form provided by the firm. Any payment (other than base salary during the Officer’s Transition Period) that would otherwise have been made during such execution and revocation period shall be paid in a lump sum on the first payment date to occur after the release becomes irrevocable, provided that, if such execution and revocation period spans more than one calendar year, no such payments shall be made until the first payroll date in the second calendar year. Failure by an Officer to execute an irrevocable release of claims within the time frame established by the firm will result in the Officer’s forfeiture of all payments and benefits otherwise due under this Policy.

POINTS OF CONTACT AND ADDITIONAL RESOURCES:
Any request for variations from this policy must be reviewed and approved by the Chief Personnel Officer.

DISCLAIMER

Please note that this policy and any other firm policies are not a contract and do not create any contractual relationship of any kind between the firm and any of its employees, including without limitation any right to continued employment for any period of time with the firm. Rather, this policy and other firm policies provide general guidance as to the firm's policies and procedures.

All employees are employed at all times "at-will," which means that either the employee or the firm has the right to terminate the employee's employment at any time for any or no reason with or without notice.

The policy applies to all directors, officers, and employees of the firm; the failure of any of these individuals to comply with the policy may result in disciplinary action up to and including termination of employment. In accordance with the Code of Business Ethics and Conduct (Green Book), all such individuals also are obligated to report any observed or reasonably suspected violations of this policy. The firm's non-retaliation policy applies to anyone making a report and is strictly enforced.

This policy is proprietary and confidential. The firm reserves the right to change, amend, or discontinue any or all of its policies and procedures, at any time in its discretion with or without notice. This policy supersedes any and all previous such firm policies that may at any time have been applicable to the employee.